Exhibit 5.1
[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]
February 2, 2010
Oplink Communications, Inc.
46335 Landing Parkway
Fremont, California 94538
     RE: Registration Statement on Form S-8
Ladies and Gentlemen:
          We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 2, 2010 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 2,500,000 shares of your common stock (“Common Stock”) available for issuance under your 2009 Equity Incentive Plan, 3,371,656 shares of Common Stock available for issuance under your 2000 Equity Incentive Plan and 1,798,013 shares of Common Stock available for issuance under your Amended and Restated 2000 Employee Stock Purchase Plan. Such shares of Common Stock are referred to herein as the “Shares,” and such plans are referred to herein as the “Plans.” As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.
          In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plans, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.
          We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
          It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
          We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation